Exhibit 3.2

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              MEDITRUST CORPORATION


      Meditrust Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), filed its original certificate of incorporation in Delaware under the name "Santa Anita Realty Enterprises, Inc." on August 23, 1979. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245(b) of the General Corporation Law of the State of Delaware and only restates and integrates and does not further amend the provisions of the Corporation's certificate of incorporation as theretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation except as otherwise provided in Section 245(c) of the General Corporation Law of The State of Delaware.

      NOW, THEREFORE, the Certificate of Incorporation of the Corporation, as restated herein, shall at the effective time of this Restated Certificate of Incorporation read as follows:

      FIRST. Name. The name of the Corporation is Meditrust Corporation.

      SECOND. Registered Office. The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

      THIRD. Purposes. The nature of the business or purposes to be conducted or promoted is:

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to do all things and exercise all powers, rights and privileges which a business corporation may now or hereafter be organized or authorized to do or to exercise under the laws of the State of Delaware.

      FOURTH. Capitalization.

          SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 306,000,000, of which 270,000,000 shares of the par value of $.10 each are to be of a class designated Common Stock, 6,000,000 shares of the par value of $.10 each are to be of a class designated Preferred Stock and 30,000,000 shares of the par value of $.10 each are to be of a class designated Series Common Stock.

          SECTION 2. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or all or any of them.

          SECTION 3. The shares of Series Common Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Series Common Stock and the number of shares constituting any such series and the designation thereof, or all or any of them.

          SECTION 4. (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

                     (b) Except as otherwise required by law, holders of a series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation relating to such series).

                     (c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

                    (d) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

      FIFTH. [DELETED].

      SIXTH. By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized, without stockholder approval, to make, alter or repeal the by-laws of the Corporation.

      SEVENTH. Right to Amend Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      EIGHTH. [DELETED].

      NINTH:

      Part 1. Vote Required for Certain Business Combinations
      -------------------------------------------------------

            1.1. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or any other Article of this Certificate of Incorporation, and except as otherwise expressly provided in Part 2 of this Article Ninth:

                  (a) any merger or consolidation of the Corporation or any
            Subsidiary with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

                  (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

                  (c) the issuance or transfer by the Corporation or any
            Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more, other than the issuance of securities by the Corporation or any Subsidiary upon the conversion of convertible securities of the Corporation or any Subsidiary into stock of the Corporation or any Subsidiary; or

                  (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                  (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;

      shall require the affirmative vote of the holders of at least (a) 80% of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote in the election of directors (the "Voting Stock"), and (b) a majority of the combined voting power of the then outstanding shares of Voting Stock held by persons who are Disinterested Stockholders, provided, however, that the majority vote requirement of this clause (b) shall not be applicable if the Business Combination is approved by the affirmative vote of the holders of not less than 90% of combined voting power of the then outstanding shares of Voting Stock. The foregoing affirmative vote requirements are hereinafter referred to as the "Special Vote Requirement." The Special Vote Requirement shall be applicable notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

      1.2. Definition of "Business Combination." The term "Business Combination" as used in this Article Ninth shall mean any transaction which is referred to in any one or more of clauses (a) through (e) of Section 1.1.

      Part 2. When Special Vote Requirement Is Not Applicable
      -------------------------------------------------------

      The provisions of Part 1 of this Article Ninth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other Article of this Certificate of Incorporation, if all of the conditions specified in either of the following Sections 2.1 and 2.2 are met:

      2.1. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors.

      2.2. Price and Procedural Requirements. All of the following conditions shall have been met:

            (a) The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of (i) the highest price paid for any share of Common Stock by any person who is an Interested Stockholder within the two-year period immediately prior to the time of the first public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which such person became an Interested Stockholder, whichever price is the higher; or (ii) the Fair Market Value per share of the Corporation's Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher. The price paid for any share of Common Stock shall be the amount of cash plus the Fair Market Value of any other consideration to be received therefor, determined at the time of payment thereof.

            (b) The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received in such Business Combination by holders of securities of the Corporation other than Common Stock shall be at least equal to the higher of (i) if applicable, the highest preferential amount to which the holders of such securities are entitled in the event of any voluntary liquidation, dissolution or winding up of the Corporation, (ii) the highest price paid for any of such securities by any person who is an Interested Stockholder within the two-year period immediately prior to the Announcement Date or in the transaction in which such person became an Interested Stockholder, whichever price is higher,
      (iii) the Fair Market Value of such securities on the Announcement Date or the Determination Date, whichever is higher, or (iv) if such securities are convertible into or exchangeable for shares of Common Stock, the amount per share of such Common Stock determined pursuant to the foregoing paragraph (a) reduced by any amount payable by the holders of such securities in accordance with the terms of such securities, per share, upon such conversion or exchange, multiplied by the total number of shares of Common Stock into which or for which such securities are convertible or exchangeable.

            (c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same forms the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form of consideration used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

            (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:
      (i) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (ii) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

            (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

            (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

      Part 3. Certain Definitions
      ---------------------------

            For the purposes of this Article Ninth:

            3.1. A "person" shall mean any individual, firm, corporation, partnership, trust or other entity.

            3.2. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                  (a) is the beneficial owner, directly or indirectly, of more than 10% of the combined voting power of the then outstanding Voting Stock; or

                  (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding Voting Stock; or

                  (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

            3.3. A person shall be a "beneficial owner" of any Voting Stock:

                  (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                  (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding; or

                  (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

      3.4. For the purposes of determining whether a person is an Interested Stockholder pursuant to Section 3.2, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of
Section 3.3 but shall not include any other shares of Voting Stock which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

      3.5. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1984.

      3.6. "Subsidiary" means any corporation of which more than a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for purposes of the definition of Interested Stockholder set forth in Section 3.2, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned by the Corporation, by a Subsidiary, or by the Corporation and one or more Subsidiaries.

      3.7. "Continuing Director" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, the Interested

Stockholder and who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.

      3.8. "Disinterested Stockholder" means a holder of Voting Stock who is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder and whose shares are not deemed owned by an Interested Stockholder through application of Section 3.3.

      3.9. "Fair Market Value" means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and
(b) in the case of stock of any class of securities not traded on any securities exchange or in the over-the-counter market or in the case of property other than cash or stock, the Fair Market Value of such securities or property on the date in question as determined by a majority of the Continuing Directors in good faith. If the stock is paired for purposes of trading with that of any other corporation, the Fair Market Value of the paired stock shall be determined pursuant to the pairing or other agreement which provides for the determination of the relative values of the stock of the Corporation and the stock of such other corporation, after determining the Fair Market Value of the paired stock as set forth above.

      3.10. In the event of any Business Combination in which the Corporation survives, the phrase "consideration to be received" as used in Sections 2.2(a),
(b) and (c) shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

      Part 4. Directors' Duty to Determine Certain Facts
      --------------------------------------------------

      The majority of the Continuing Directors of the Corporation shall have the power and duty to determine for the purpose of this Article Ninth, on the basis of information known to them after reasonable inquiry, all facts necessary to determine the applicability of the various provisions of this Article Ninth, including (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the requirements of Section
2.2 have been met with respect to any Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more; and the good faith determination of a majority of the Continuing Directors shall be conclusive and binding for all purposes of this Article Ninth.

      Part 5. No Effect on Fiduciary Obligations of Interested Stockholders
      ---------------------------------------------------------------------

      Nothing contained in this Article Ninth shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

      Part 6. Amendment, Repeal, Inconsistent Provisions
      --------------------------------------------------

      Notwithstanding any other provisions of law or of this Certificate of Incorporation or the by-laws of the Corporation which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of securities which may be required by law or by this Certificate of Incorporation, any proposal to amend or repeal, or adopt any provisions inconsistent with, this Article Ninth of this Certificate of Incorporation shall require for approval the affirmative vote of at least (a) 80% of the combined voting power of the then outstanding Shares of Voting Stock and (b) a majority of the combined voting power of the then outstanding shares of Voting Stock held by persons who are Disinterested Stockholders, provided that the majority vote requirement of this clause (b) shall not be applicable if the proposal is approved by the affirmative vote of not less than 90% of the combined voting power of the then outstanding shares of Voting Stock.

      TENTH:

          (a) The number of directors shall be as provided in the by-laws. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, such classes to be as nearly equal in number as possible and to have the number provided in the by-laws. At the annual meeting of stockholders in 1986, Directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting. Thereafter at each annual meeting of stockholders, directors shall be chosen for a term of three years to succeed those whose terms then expire and shall hold office until the third following annual meeting of stockholders and until the election of their respective successors. Any vacancy on the Board of Directors, whether arising through death, resignation or removal of a director or through an increase in the number of directors of any class, shall be filled by a majority vote of all the remaining directors. The term of office of any director elected to fill such a vacancy shall expire at the expiration of the term of office of directors of the class in which the vacancy occurred. Notwithstanding any other provision of this Article, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock or other securities of the

Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the term of office, the filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and unless the terms of this Certificate of Incorporation expressly provide otherwise, such directorships shall be in addition to the number of directors provided in the by-laws and such directors shall not be classified pursuant to this Article.

          (b) Any action required or permitted to be taken by holders of stock of the Corporation must be taken at a meeting of such holders and may not be taken by consent in writing. The by-laws of the Corporation may be amended by the stockholders only by the affirmative vote of at least 80% of the voting power of the Corporation. Notwithstanding any other provision of law or of this Certificate of Incorporation or the by-laws of the Corporation which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of securities which may be required by law or by this Certificate of Incorporation, any proposal to amend or repeal, or adopt any provisions inconsistent with, this Article Tenth shall require for approval the affirmative vote of at least 80% of the voting power of the Corporation.

      ELEVENTH:

      The Board of Directors shall base the response of this Corporation to any proposed Business Combination on the Board of Directors' evaluation of what is in the best interest of this Corporation. In evaluating what is in the best interest of this Corporation, the Board of Directors shall consider:

          (a) The best interest of the shareholders. For this purpose, the Board shall consider among other factors, not only the consideration offered in the proposed Business Combination in relation to the then current market price of this Corporation's stock, but also in relation to the then current value of this Corporation in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of this Corporation as an independent entity; and

          (b) Such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects on the communities in which this Corporation and its subsidiaries operate and are located.

      TWELFTH:

      To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

      Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.



                           CERTIFICATE OF DESIGNATIONS
                                       of
                      JUNIOR PARTICIPATING PREFERRED STOCK

      The following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on June 15, 1989:

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of preferred stock (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

                      Junior Participating Preferred Stock:

                            I. Designation and Amount
                               ----------------------

      The shares of such series shall be designated as "Junior Participating Preferred Stock" (the "Junior Preferred Stock") and the number of shares constituting the Junior Preferred Stock shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock.

                         II. Dividends and Distributions
                             ---------------------------

      (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock, par value $.10 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (B) The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

      (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                               III. Voting Rights
                                    -------------

      The holders of shares of Junior Preferred Stock shall have the following voting rights:

      (A) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation.

      (B) Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

      (C) Except as set forth herein, in the Corporation's Certificate of Incorporation or as otherwise provided by law, holders of Junior Preferred Stock shall have no voting rights.

                            IV. Certain Restrictions
                                --------------------

      (A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

            (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

            (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

            (iv) redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section IV purchase or otherwise acquire such shares at such time and in such manner.

                              V. Reacquired Shares
                                 -----------------

      Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

                   VI. Liquidation, Dissolution or Winding Up
                       --------------------------------------

      Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                        VII. Consolidation, Merger, etc.
                             ---------------------------

      In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                                VIII. Redemption
                                      ----------

      The shares of Junior Preferred Stock shall not be redeemable.

                                    IX. Rank
                                        ----

      The Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

                                  X. Amendment
                                     ---------

      The Certificate of Incorporation of the Corporation shall not be amended in any manner which would alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single series.

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                           RIGHTS OF A SERIES OF STOCK

      The following resolution was adopted by the Board of Directors of the Corporation on January 23, 1998 as required by Section 151 of the General Corporation Law:

      RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended, a series of stock of the Corporation known as Series A NonVoting Convertible Common Stock be, and it hereby is, created, classified and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and limitations thereof, shall be as set forth in the form appended hereto as Exhibit A.

                                                                       Exhibit A
                                                                       ---------


      1. Designation and Amount. There shall be a series of undesignated Series Common Stock of the Corporation designated as "Series A Non-Voting Convertible Common Stock" and the number of shares constituting such series shall be ten million (10,000,000). The number of shares designated as shares of Series A Non-Voting Convertible Common Stock may be increased or decreased by the Board of Directors without a vote of stockholders. Except as otherwise expressly provided herein, all shares of Series A NonVoting Convertible Common Stock shall be identical to shares of Common Stock (as defined in Article FOURTH of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation")) and shall entitle the holders thereof to the same rights and privileges.

      2. Voting. The holders of Series A Non-Voting Convertible Common Stock shall not have any right to vote, except as required under applicable law and, except as required by law, the holders of Common Stock and Series A Non-Voting Convertible Common Stock shall vote together as a single class on all matters as to which holders of Series A NonVoting Convertible Common Stock are entitled to vote as set forth herein. Except as required by law or as set forth herein, the holders of Series A Non-Voting Convertible Common Stock (to the extent permitted by this Section 2), Common Stock (to the extent permitted by the Certificate of Incorporation), Preferred Stock (to the extent permitted by the Certificate of Incorporation) and Series Common Stock (to the extent permitted by the Certificate of Incorporation) shall vote together as a single class on all matters submitted to the stockholders for a vote.

      3. Dividends. Subject to applicable law, the holders of Series A Non-Voting Convertible Common Stock shall be entitled to receive such dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion shall be paid with respect to the Common Stock, with each share of Common Stock and each share of Series A Non-Voting Convertible Common Stock sharing share-for-share in such dividends (with each share of Series A Non-Voting Convertible Common Stock being equal to the number of shares of Common Stock into which it would then be convertible on the record date for such dividend) except that if dividends are declared which are payable in shares of Common Stock or Series A NonVoting Convertible Common Stock, dividends shall be declared which are payable at the equivalent rate in both classes of stock and the dividends payable in shares of Common Stock shall be payable to the holders of that class of stock and the dividends payable in shares of Series A Non-Voting Convertible Common Stock shall be payable to the holders of that class of stock.

      4. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Preferred Stock or Series Common Stock, if any, are entitled with respect to the distribution of assets in liquidation, the holders of Series A Non-Voting Convertible Common Stock shall be entitled to share ratably with the holders of Common Stock (with each share of Series A Non-Voting Convertible Common Stock being equal to the number of shares of Common Stock into which it would then be convertible on the effective date of such Liquidation Event) in the remaining assets of the Corporation available for distribution.

      5. Conversion of Series A Non-Voting Convertible Common Stock.

          (a) Automatic Conversion. Each share of Series A Non-Voting Convertible Common Stock shall be automatically converted, without the payment of any additional consideration, into fully paid and non-assessable shares of Common Stock at the rate of one share of Common Stock for each share of Series A Non-Voting Convertible Common Stock so converted (the "Series A Non-Voting Conversion Rate") as of the date (the "Conversion Date") that is the earlier to occur of (i) the next Business Day (as defined below) following the date on which the shareholders of the Corporation and of Meditrust Operating Company ("Meditrust Operating") shall have approved the merger transaction (the "Merger") among La Quinta Inns, Inc. ("La Quinta"), Meditrust Operating and the Corporation, and (ii) the date of any termination of the Agreement and Plan of Merger dated as of January 3, 1998 and among La Quinta, Meditrust Operating and the Corporation relating to the Merger in accordance with the terms thereof. As used herein, the term "Business Day" means any day other than Saturday, Sunday, or any other day on which banking institutions in the States of Delaware or New York are not open for business.

          (b) Procedure for Conversion. As of the Conversion Date, all outstanding shares of Series A Non-Voting Convertible Common Stock shall be converted automatically without any further action by the holders of Series A Non-Voting Convertible Common Stock and whether or not the certificates representing such shares of Series A Non-Voting Convertible Common Stock are surrendered to the Corporation or its transfer agent. On the Conversion Date, all rights with respect to the Series A Non-Voting Convertible Common Stock so converted shall terminate, except any of the rights of the holders thereof, in accordance with the procedures herein, to receive certificates for the number of shares of Common Stock into which such Series A Non-Voting Convertible Common Stock has been converted. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable on the Conversion Date unless certificates evidencing such shares of the Series A Non-Voting Convertible Common Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), are surrendered at the principal executive office of the Corporation (or the offices of the transfer agent for the Series A Non-Voting Convertible Common Stock or such office or offices of an agent for conversion as may from time to time be designated by notice to the holders of the Series A Non-Voting Convertible Common Stock by the Corporation), together with written notice by the holder of such Series A Non-Voting Convertible Common Stock stating the name or names (with addresses) and denominations in which the certificate or certificates for Common Stock shall be issued and shall include instructions for delivery thereof. Upon such surrender of a certificate representing Series A Non-Voting Convertible Common Stock following its automatic conversion, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing Series A Non-Voting Convertible Common Stock, only part of which are to be converted, the Corporation shall issue and send to such holder or such holder's designee, in the manner set forth in the preceding sentence, a new certificate or certificates representing the number of shares of Series A Non-Voting Convertible Common Stock which shall not have been converted. If the certificate or certificates for Common Stock are to be issued in a name other than the name of the registered holder of the Series A Non-Voting Convertible Common Stock surrendered for conversion, the Corporation shall not be obligated to issue or deliver any certificate unless and until the holder of the Series A Non-Voting Convertible Common Stock surrendered has paid to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or has established to the satisfaction of the Corporation that such tax has been paid.

          (c) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Non-Voting Convertible Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Non-Voting Convertible Common Stock.

      6. Adjustments.

          (a) Changes in Common Stock. In the event the Corporation shall (i) pay a dividend in or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock any shares of the Corporation, the Series A Non-Voting Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series A Non-Voting Convertible Common Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which it would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series A Non-Voting Convertible Common Stock been converted on or immediately prior to the record date for such dividend or the effective date of such subdivision, combination or reclassification, as the case may be.

          (b) Changes in Series A Non-Voting Convertible Common Stock. In the event that the Corporation shall (i) pay a dividend in or make a distribution in shares of its Series A Non-Voting Convertible Common Stock, (ii) subdivide its outstanding shares of

Series A Non-Voting Convertible Common Stock, (iii) combine its outstanding shares of Series A Non-Voting Convertible Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Series A Non-Voting Convertible Common Stock any shares of the Corporation, the Series A Non-Voting Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series A NonVoting Convertible Common Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which it would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series A Non-Voting Convertible Common Stock been converted on or immediately prior to the record date for such dividend or the effective date of such subdivision, combination or reclassification, as the case may be.

          (c) General. An adjustment made pursuant to this Section 6 shall become effective immediately after the record date (in the case of a dividend or distribution in shares of capital stock) and shall become effective immediately after the effective date (in the case of a subdivision, combination or reclassification). No adjustment in accordance with this Section 6 shall be required unless such adjustment would require an increase or decrease in any conversion rate of at least 0.1%; provided, however, that any adjustments which by reason of this clause are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

      7. Notices. In the event that the Corporation provides any notice, report or statement to the holders of Common Stock or Series A Non-Voting Convertible Common Stock (in their capacity as such), the Corporation shall at the same time provide a copy of any such notice, report or statement to each record holder of outstanding Series A NonVoting Convertible Common Stock.

      8. Status of Acquired Shares. Shares of Series A Non-Voting Convertible Common Stock acquired by the Corporation (upon conversion or otherwise) will be restored to the status of authorized but unissued shares of undesignated Series Common Stock.

      IN WITNESS WHEREOF, the President of the Corporation has hereunto set his hand this 27th day of February, 1998.



                                            By:  /s/ David S. Benson
                                                 ----------------------------
                                                 David F. Benson, President
ATTEST:


By:  /s/ Michael S. Benjamin
     ------------------------------
     Michael S. Benjamin, Secretary